Exhibit 3.124

ARTICLES OF INCORPORATION

OF

CAESARS TAHOE PRODUCTIONS, INC.

The undersigned natural persons acting as incorporators of a corporation (the “Corporation”) under the provisions of Chapter 78 of the Nevada Revised Statutes, adopt the following Articles of Incorporation.

ARTICLE 1

NAME

The name of the Corporation is: Caesars Tahoe Productions, Inc.

ARTICLE 2

PERIOD OF DURATION

The period of duration of the Corporation is perpetual.

ARTICLE 3

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful activity.

ARTICLE 4

AUTHORIZED SHARES AND ASSESSMENT OF SHARES

Section 4.01 Authorized Shares. The aggregate number of shares that the Corporation shall have the authority to issue is 2.5 million shares of Capital Stock with a par value of $.01 per share.

Section 4.02 Assessment of Shares. The Capital Stock of the Corporation, after the amount of subscription price has been paid, shall not be subject to pay the debts of the Corporation, and no Capital Stock issued as fully paid up shall ever be assessable or assessed.

Section 4.03 Denial of Preemptive Rights. No shareholder of the corporation shall have any preemptive or other right, by reason of his status as a shareholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the Capital Stock of the corporation. This denial of pre-emptive rights shall, and is intended to, negate any rights which would otherwise be given to shareholders pursuant to NRS 78.265 or any successor statute.

ARTICLE 5

PRINCIPAL OFFICE AND INITIAL RESIDENT AGENT

Section 5.01 Principal Office. The address of the principal office of the Corporation is 1700 Valley Bank Plaza, 300 South Fourth Street, Las Vegas, Clark County, Nevada 89101.

Section 5.02 Initial Resident Agent. The name of the initial resident agent of the Corporation, a corporate resident of the State of Nevada, whose business address is at the above address, is LIONEL SAWYER & COLLINS.

ARTICLE 6

DATA RESPECTING DIRECTORS

Section 6.01 Style of Governing Board. The members of the governing board of the Corporation shall be styled Directors.

Section 6.02 Initial Board of Directors. The initial Board of Directors shall consist of three (3) members, who need not be residents of the State of Nevada or share holders of the Corporation.

Section 6.03 Names and Addresses. The names and post office addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

Name	Post Office Address
Toni Clancy	5812 Churchill Avenue
Las Vegas, Nevada 89107

Susan Burrows	4343 Thorndale
Las Vegas, Nevada 89103

Vickie Smith	5912 Alta Drive
Las Vegas, Nevada 89107

Section 6.04 Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

ARTICLE 7

DATA RESPECTING INCORPORATORS

The names and post office addresses of the incorporators of the Corporation follows:

NAME	Post Office Address
Toni Clancy	5812 Churchill Avenue
Las Vegas, Nevada 89107

Susan Burrows	4343 Thorndale
Las Vegas, Nevada 89103

Vickie Smith	5912 Alta Drive
Las Vegas, Nevada 89107

Executed this 9th day of July, 1981

/s/ Toni Clancy

/s/ Susan Burrows

/s/ Vickie Smith

STATE OF NEVADA	)
	)	SS:
COUNTY OF CLARK	)

I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of Nevada, do hereby certify that on this day personally appeared before me Toni Clancy, Susan Burrows, and Vickie Smith, who, being by me first duly sworn, declare that they are the incorporators referred to in Article 7 of the foregoing Articles of Incorporation and that they sign these Articles of Incorporation as incorporators of the corporation and that the statements contained therein are true.

WITNESS my hand and Notarial Seal this 9th day of July, 1981.

/s/ Lois D. Silianoff
Notary Public

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION OF

CAESARS TAHOE PRODUCTIONS, INC.

Philip L. Ball and Ross G. Swing certify that:

1. They are the vice president and assistant secretary, respectively of Caesars Tahoe Productions, Inc., a Nevada corporation.

2. The following amendment to the articles of incorporation of the corporation has been approved by the board of directors of the corporation:

The heading of the Articles of Incorporation of this Corporation is amended to read as follows:

“ARTICLES OF INCORPORATION OF CAESARS WORLD

MERCHANDISING, INC.”

Article I of the Articles of incorporation of this Corporation is amended to change the name of this Corporation as follows:

“ARTICLE 1

NAME

The name of this Corporation is: Caesars World Merchandising, Inc.”

3. The amendment was approved by the required vote of shareholders in accordance with Section 78.390 of the Nevada Revised Statues. The total number of outstanding shares entitled to vote with respect to the amendment was one hundred (100), the favorable vote of a majority of such shares is required to approve the amendment, and the number of such shares voting in favor of the amendment equaled the required vote.

4. The amendment shall become effective on March 12, 1986.

/s/ Philip L. Ball
Philip L. Ball, Vice President

/s/ Ross G. Swing
Ross G. Swing, Assistant Secretary

STATE OF CALIFORNIA	)
	)	SS.
COUNTY OF LOS ANGELES	)

I, the undersigned, a Notary Public duly commissioned to take acknowledgements in the State of California, do hereby certify that on this day personally appeared Philip L. Ball and Ross G. Swing who are personally known to me and who, being by me first duly sworn, declared that they are the vice president and assistant secretary of the foregoing Corporation and that they signed this Certificate of Amendment of Articles of Incorporation of Caesars World Merchandising, Inc. and that the statements contained therein are true.

WITNESS my hand and Notarial Seal this 12th day of March 1986.

/s/ Linda Kaufman
Notary Public